                                                                    EXHIBIT 23.1

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
ICOS Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-48401, 33-80680, 33-64762, 333-08485 and 333-78315) on Form S-8 of ICOS
Corporation of our report dated January 21, 2000, relating to the consolidated balance sheets of ICOS Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of ICOS Corporation.

/s/ KPMG LLP

seattle, Washington
March 23, 2000